Employment Agreement

This Employment Agreement (the "Agreement") is made and entered into as of October 1, 2024 by and between Brian Carson (the "Executive") and CleanSpark, Inc., a Nevada domestic corporation (the "Company").

WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1.
Term. Subject to 35 of this Agreement, the Executive's initial term of employment hereunder shall be from the period beginning on October 1, 2024 (the "Effective Date") through September 30, 2026 (the "Initial Term"). Thereafter, the Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of its intention not to extend the term at least 90 days prior to the end of the Initial Term or one-year extension thereof. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the "Employment Term."
2.
Position and Duties.
2.1
Position. During the Employment Term, the Executive shall serve as the Chief Accounting Officer of the Company, reporting to the Chief Executive Officer (“CEO”). In such position, the Executive shall have such duties, authority, and responsibilities as are consistent with the Executive's position.
2.2
Duties. During the Employment Term, the Executive shall devote substantially all of the Executive's business time and attention to the performance of the Executive's duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board.
3.
Place of Performance. The principal place of Executive's employment shall be the Company's headquarters in Henderson, Nevada; provided that, the Executive may be required to travel on Company business during the Employment Term. At the sole discretion of the CEO, the Executive may work remotely from their primary residence or other locations that the Executive may request.
4.
Compensation.
4.1
Base Salary. The Company shall pay the Executive an annual rate of base salary of $300,000 in periodic installments in accordance with the Company's customary payroll practices and applicable wage payment laws, but no less frequently than monthly. The

Executive's base salary, performance goals, and objectives, shall be reviewed annually by the Compensation Committee to the Board of Directors (the "Compensation Committee"), which evaluation shall include an emphasis on the annual evaluation of the Executive and recommendations by the CEO. The Executive's annual base salary, as in effect from time to time, is hereinafter referred to as "Base Salary." Base Salary may be updated from time to time in accordance with the provisions hereof, and the Company may elect to update Exhibit A to reflect changes made to Base Salary. Regardless of Exhibit A being updated, Base Salary shall be what is determined by the Compensation Committee on recommendation from the CEO.
4.2
Annual Bonus.
(a)
For each fiscal year of the Employment Term, the Executive shall be eligible to receive an annual bonus (the "Annual Bonus"). However, the decision to provide any Annual Bonus and the amount and terms of any Annual Bonus shall be in the sole and absolute discretion of the Compensation Committee, under advisement by the CEO. The ceiling established is provided herein at Exhibit A, which Exhibit may be amended from time to time for at the sole discretion of the Compensation Committee on recommendation from the CEO.
4.3
Intentionally omitted.
4.4
Equity Awards. During the Employment Term, the Executive shall be eligible to participate in the CleanSpark, Inc. 2017 Incentive Plan or any successor plan, subject to the terms of the CleanSpark, Inc. 2017 Incentive Plan or successor plan, as determined by the Board or the Compensation Committee, in its discretion.
4.5
Fringe Benefits and Perquisites. During the Employment Term, the Executive shall be entitled to fringe benefits and perquisites consistent with those provided to similarly situated executives of the Company.
4.6
Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, "Employee Benefit Plans"), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.
4.7
Vacation; Paid Time Off. The Executive shall receive paid time off (“PTO”) in accordance with the Company's policies for executive officers as such policies may exist from time to time and as required by applicable law. For purposes of computing PTO earned under Company PTO policies, notwithstanding the Effective Date hereof, the Executive’s start date shall be October 14, 2022.

4.8
Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive's duties hereunder in accordance with the Company's expense reimbursement policies and procedures.
4.9
Intentionally omitted.
4.10
Indemnification. The Company shall indemnify and hold the Executive harmless to the fullest extent applicable to any other officer or director of the Company/to the maximum extent permitted under applicable law and the Company's bylaws for acts and omissions in the Executive's capacity as an officer, director, or employee of the Company.
4.11
Clawback Provisions. Any amounts payable under this Agreement are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to the Executive. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.
5.
Termination of Employment. The Employment Term and the Executive's employment hereunder may be terminated by either the Company or the Executive at any time and for any reason or for no particular reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least 30 days advance written notice of any termination of the Executive's employment. Upon termination of the Executive's employment during the Employment Term, the Executive shall be entitled to the compensation and benefits described in this 35 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.
5.1
Expiration of the Term, For Cause, or Without Good Reason.
(a)
The Executive's employment hereunder may be terminated by the Company for Cause or by the Executive without Good Reason and the Executive shall be entitled to receive:
(i)
any accrued but unpaid Base Salary which shall be paid on the pay date immediately following the date of the Executive's termination in accordance with the Company's customary payroll procedures;
(ii)
reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company's expense reimbursement policy; and
(iii)
such employee benefits (including equity compensation), if any, to which the Executive may be entitled under the Company's employee benefit plans as of the date of the Executive's termination; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

Items 5.1(a)(i) through 5.1(a)(iv) are referred to herein collectively as the "Accrued Amounts."

(b)
For purposes of this Agreement, "Cause" shall mean:
(i)
the Executive's failure to perform the Executive's duties (other than any such failure resulting from incapacity due to physical or mental illness);
(ii)
the Executive's failure to comply with any valid and legal directive of the CEO;
(iii)
the Executive's engagement in dishonesty, illegal conduct, or misconduct, which is, in each case, injurious to the Company or its affiliates;
(iv)
the Executive's embezzlement, misappropriation, or fraud, whether or not related to the Executive's employment with the Company;
(v)
the Executive's conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;
(vi)
the Executive's material violation of the Company's written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct;
(vii)
the Executive's material breach of any obligation under this Agreement or any other written agreement between the Executive and the Company; or,
(viii)
the Executive's engagement in conduct that brings or is reasonably likely to bring the Company material negative publicity or into significant public disgrace, embarrassment, or disrepute.
(c)
For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following, in each case during the Employment Term without the Executive's prior written consent:
(i)
a reduction in the Executive's Base Salary;
(ii)
a relocation of the Executive's principal place of employment by more than 50 miles;
(iii)
any material breach by the Company of any materialprovision of this Agreement;
(iv)
the Company's failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law;
(v)
a material, adverse change in the Executive's title, authority, duties, or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law); or,
(vi)
a material adverse change in the reporting structure applicable to the Executive.

To terminate the Executive's employment for Good Reason, the Executive must provide written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 5 business days of the initial existence of such grounds and the Company must have at least 10 business days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate the Executive's employment for Good Reason within 30 days after the first occurrence of the applicable grounds, then the Executive will be deemed to have waived the Executive's right to terminate for Good Reason with respect to such grounds.

5.2
Non-Renewal by the Company, Without Cause or for Executive’s Good Reason. The Employment Term and the Executive's employment hereunder may be terminated by the Executive for Good Reason or by the Company without Cause or on account of the Company's failure to renew the Agreement in accordance with 11. In the event of such termination, the Executive shall be entitled to receive the Accrued Amounts and subject to the Executive's compliance with 76 of this Agreement and the agreements referenced therein and the Executive's execution, within 45 days following receipt, of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the "Release") (such 45-day period, the "Release Execution Period"), and the Release becoming effective according to its terms, the Executive shall be entitled to receive the following:
(a)
a lump sum payment equal to the sum of a) 1/2 plus an additional b) 1/12 for each annual period, rounded up, of employment by the Executive from October 14, 2022, multiplied by the Executive's Base Salary for the year in which the date of the Executive's termination occurs, which shall be paid within 10 business days following the date of the Executive's termination;
(b)
If the Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), the Company shall reimburse the Executive for the monthly COBRA premium paid by the Executive for the Executive and the Executive's dependents. Such reimbursement shall be paid to the Executive no later than 10 business days following written demand for reimbursement from the Executive to the Company. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the twelve-month anniversary of the date of the Executive's termination; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company's making payments under this Section 5.2(c) would violate the nondiscrimination rules applicable to non-grandfathered, insured group health plans under the Affordable Care Act (the "ACA"), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder, the parties agree to reform this Section 5.2(c) in a manner as is necessary to comply with the ACA.
(c)
The treatment of any outstanding equity awards shall be determined in accordance with the terms of the CleanSpark, Inc. 2017 Incentive Plan and the applicable award agreements.
5.3
Death or Disability.
(a)
The Executive's employment hereunder shall terminate automatically upon the Executive's death during the Employment Term, and the Company may terminate the Executive's employment on account of the Executive's Disability.
(b)
If the Executive's employment is terminated during the Employment Term on account of the Executive's death or Disability, the Executive (or the Executive's estate and/or beneficiaries, as the case may be) shall be entitled to receive the following:
(i)
the Accrued Amounts.

Notwithstanding any other provision contained herein, all payments made in connection with the Executive's Disability shall be provided in a manner which is consistent with federal and state law.

(c)
For purposes of this Agreement, "Disability" shall mean the Executive's inability, due to physical or mental incapacity, to perform the essential functions of the Executive's job, with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days. Any question as to the existence of the Executive's Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.
5.4
Notice of Termination. Any termination of the Executive's employment hereunder by the Company or by the Executive during the Employment Term (other than termination pursuant to 65.3(a) on account of the Executive's death) shall be communicated by written notice of termination ("Notice of Termination") to the other party hereto in accordance with 1017. The Notice of Termination shall specify:
(a)
the termination provision of this Agreement relied upon;

(b)
to the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated; and
(c)
the applicable date of termination, which shall be no less than 30 days following the date on which the Notice of Termination is delivered if the Company terminates the Executive's employment without Cause, or no less than 30 days following the date on which the Notice of Termination is delivered if the Executive terminates the Executive's employment with or without Good Reason; provided that, the Company shall have the option to provide the Executive with a lump sum payment in lieu of such notice.
5.5
Resignation of All Other Positions. Upon termination of the Executive's employment hereunder for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) of the Company or any of its affiliates.
6.
Restrictive Covenants.
6.1
Acknowledgement. The Executive understands that the nature of the Executive's position gives the Executive access to and knowledge of all information that is not publicly disclosed and that belongs to the Company (or, “Confidential Information”), and places the Executive in a position of trust and confidence with the Company. The Executive understands and acknowledges that the relationships and introductions made on behalf of the Company with strategic vendors are unique, special, or extraordinary, and the contacts, names, nature and basis of the Company vendor relationships is considered a trade secret or otherwise intellectual property owned by the Company.
6.2
Non-Competition. Because of the Company's legitimate business interest as described herein and the good and valuable consideration offered to the Executive, during the Employment Term and for the 6 months, to run consecutively, beginning on the last day of the Executive's employment with the Company, regardless of the reason for the termination and whether employment is terminated at the option of the Executive or the Company, the Executive agrees and covenants not to engage in Prohibited Activity within the counties wherein Company has facilities or a power agreement for delivery of electrical power.

For purposes of this Section 6, "Prohibited Activity" is activity in which the Executive contributes the Executive's knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity to an entity engaged in the same or similar business as the Company, including those engaged in the business of server centers or cryptocurrency mining. Prohibited Activity also includes activity that may require or inevitably requires disclosure of trade secrets, proprietary information, or Confidential Information.

Nothing herein shall prohibit the Executive from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation.

This Section 6 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Executive shall promptly provide written notice of any such order to the CEO.

The Executive further understands and acknowledges that the Company's ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure by the Executive is likely to result in unfair or unlawful competitive activity. As a condition of the Executive's employment with the Company, the Executive shall enter into and abide by the Company's confidentiality agreements, as may be requested from all executives of the Company, and which may be updated from time to time.

7.
Governing Law, Jurisdiction, and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Nevada without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Nevada, county of Clark. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.
8.
Entire Agreement. Unless specifically provided herein, this Agreement, together with any current or subsequent noncompete agreement or confidentiality agreement between the Company and Executive, contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.
9.
Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by the CEO of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.
10.
Severability. Should any provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

11.
Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.
12.
Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
13.
Section 409A.
13.1
General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any nonqualified deferred compensation payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.
13.2
Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with the Executive's termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and the Executive is determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the date of the Executive's termination or, if earlier, on the Executive's death (the "Specified Employee Payment Date"). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which the Executive's separation from service occurs shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.
13.3
Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:
(a)
the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(b)
any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and
(c)
any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.
14.
Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.
15.
Notice. Notices and all other communications provided for in this Agreement shall be given in writing by personal delivery, electronic delivery, or by registered mail to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

CleanSpark, Inc.

10624 S Eastern Ave., Ste A-638

Henderson, NV 89052 Attn: Legal

If to the Executive:

___redacted___________________________

___ redacted __________________________

___ redacted __________________________

___ redacted __________________________

16.
Representations of the Executive. The Executive represents and warrants to the Company that:

The Executive's acceptance of employment with the Company and the performance of the Executive's duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which the Executive is a party or is otherwise bound.

The Executive's acceptance of employment with the Company and the performance of the Executive's duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer or third-party.

17.
Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.
18.
Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.
19.
Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EXECUTIVE'S CHOICE BEFORE SIGNING THIS AGREEMENT.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CleanSpark, Inc.
By__/s/ Zachary Bradford_________ Name: Zachary Bradford Title: CEO
EXECUTIVE
Signature: _/s/ Brian Carson__________ Print Name: Brian Carson

Exhibit A: Base Salary, Bonus, or Other Incentive Programs (this schedule may be updated in accordance with the provisions of the Employment Agreement

Base Salary: $300,000 as at Effective Date

Discretionary Bonus Cap: Up to 40% of Base Salary, non-accrued and determined and paid at the sole discretion of the Compensation Committee on advice from CEO

Bonus % (if other than discretionary): None. Non-Equity Incentive Plans may be later added, with milestones and key performance indicators at sole discretion of the Compensation Committee under advice from CEO.